Exhibit 10.1
REAL ESTATE PURCHASE CONTRACT
This Real Estate Purchase Contract (herein called the “Agreement”) is entered into effective as of the date it has been signed by all parties, by and between DPMG INC., a Delaware corporation (herein “Seller”), and PRIME FINANCIAL L.L.C., an Oklahoma limited liability company, or its assigns (herein “Buyer”). LANDMARK LAND COMPANY, INC., a Delaware corporation (“Landmark”), GERALD G. BARTON, an individual (“Barton”), and JACK E. GOLSEN, an individual (“Golsen”), are executing this Agreement for the specific purposes more particularly set forth herein.
R E C I T A L S :
(a) Buyer desires to purchaser from Seller the following:
(i)	that certain real property located in The City of Oklahoma City, Oklahoma County, Oklahoma, more particularly described on Exhibit A” attached hereto (the “Land”);
(ii)
all right, title and interest of Seller in and to all streets, alleys, easements and rights-of-way in, on, across, in front of, abutting or adjoining the Land and any other appurtenances belonging thereto (collectively, the “Appurtenances”); and

(iii)	all right, title and interest of Seller in and to all structures, sidewalks, parking areas, access ways, landscaping and other improvements located on the Land (collectively the “Site Improvements”).
The Land, Appurtenances and Site Improvements are hereinafter collectively called the “Property.”
(b) Seller is willing to sell and convey the Property to Buyer on the terms and conditions hereinafter set forth.
A G R E E M E N T S :
In consideration of the covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer, Landmark, Barton, Holliman, and Golsen, as applicable, agree as follows:
Article 1 — Agreement to Buyer and Sell
Seller hereby agrees to sell the Property to Buyer and Buyer hereby agrees to purchase the Property from Seller, subject to the terms and conditions of this Agreement.

Article 2 — Purchase Price
The total purchase price for the Property (herein the “Purchase Price”) shall be the sum of $2,250,000.00, payable as follows:
2.1 Earnest Money Deposit. Within two (2) business days after the full and final execution of this Agreement by all parties and as a condition precedent to the formation of this Agreement, Buyer shall deposit with Seller the sum of $325,000.00 (the “Earnest Money Deposit”). If Buyer has not terminated this Agreement pursuant to Section 4.5 below and the transaction contemplated by this Agreement has not closed by June 30, 2011, through no fault of Seller, Buyer shall deposit with Seller on or before Thursday, June 30, 2011, the additional sum of $100,000 (the “First Additional Earnest Money Deposit”) for an aggregate Earnest Money Deposit of $425,000. If Buyer has not terminated this Agreement pursuant to Section 4.5 below and the transaction contemplated by this Agreement has not closed by July 15, 2011, through no fault of Seller, Buyer shall deposit with Seller on or before Friday, July 15, 2011, the additional sum of $100,000 (the “Second Additional Earnest Money Deposit”) for an aggregate Earnest Money Deposit of $525,000. The First Additional Earnest Money Deposit and Second Additional Earnest Money Deposit shall be deemed to be a part of the Earnest Money Deposit under this Agreement. Except as otherwise set forth herein, the Earnest Money Deposit shall be deemed non-refundable after the end of the Inspection Period, as hereinafter defined. The Earnest Money Deposit shall be applied against the Purchase Price on the Closing Date, as hereinafter defined. American Guaranty Title Co. (the “Title Company”), whose mailing address is 4040 North Tulsa, Oklahoma City, Oklahoma 73112, Attention: Ms. Barbara Chatman, shall manage the closing of this transaction.
2.2 Buyer Payment of the Bank of the West Mortgage. Buyer shall pay at the Closing the Mortgage Loan (approximately $1,480,000.00) from Bank of the West to Seller, and the sum paid to Bank of the West shall also be credited to the Purchase Price under this Agreement.
2.3 Cash at Closing. On the Closing Date, Buyer shall pay to Seller the balance of the Purchase Price in cash or other immediately available funds, subject to the prorations and adjustments set forth below.
Article 3 — Title and Survey
3.1 Title Commitment. Within ten (10) days after the Effective Date, Seller shall provide to Buyer a title commitment (the “Title Commitment”) covering the Land and Appurtenances which binds Old Republic Title Company of Oklahoma (the “Title Insurer”) to issue at Closing an ALTA Owner’s Policy of Title Insurance (Form 2006) (the “Title Policy”) in the full amount of the Purchase Price; and true and correct copies of any and all instruments referenced in the Title Commitment which constitute exceptions or restrictions upon the title of Seller (the “Title Documents”).
3.2 Survey. Within ten (10) days after the Effective Date, Seller shall provide to Buyer a current on-the-ground survey, or an updated version of an existing survey, of the Property dated after the Effective Date (“Survey”). The Survey, whether new or updated, shall be prepared in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA, ACSM, and NSPS in 2011, and meeting the “Minimum Angle, Distance, and Closure Requirements for Survey Measurements Which Control Land Boundaries for ALTA-ACSM Land Title Surveys” and containing items 1, 2, 3, 4, 6, 7(a), 8, 9, 10, 11, 13, 14, 15, 16, and 18 of Table A to those standards. In addition, the Survey shall show those parcels of land to be taken, permanently or temporarily, by the State of Oklahoma, more particularly described as Parcels 6, 6.1, 6.2 and 7 as listed and shown on State J/P 09033(29); County: Oklahoma; F.A.P.: IMY-0044-1(064)127RW (Sheets 3 and 4) (herein the “Taking Parcels”), including the separate gross land area of the Taking Parcels.
3.3 Title Review. After Buyer has received the last item to be furnished pursuant Sections 3.1 and 3.2 above, Buyer shall have ten (10) business days within which to review all of said items and notify Seller in writing (the “Objection Notice”) of Buyer’s objections (the “Title Objections”) to any matters contained therein. Any matters described in the Title Commitment or Survey to which Buyer does not object shall be deemed to be “Permitted Exceptions” to title under this Agreement. Any matters affecting marketability of title to the Land which first arise after the effective time of the Title Commitment and before the Closing shall be deemed Title Objections, unless Buyer otherwise waives the same in writing or closes the Transaction without written objection. Seller agrees to notify Buyer promptly upon Seller becoming aware of any Title Objection coming into existence after the date of the Title Commitment.

3.4 Cure or Noncure of Title Objections. Seller shall have until the Closing to cure the Title Objections. Seller shall not be obligated to cure or attempt to cure any Title Objection, other than voluntary mortgage liens or other liquidated sums secured by a lien filed against the Property, and shall in no event incur any liability to Buyer by reason of any failure or refusal to cure any Title Objection. Seller shall bear the cost of curing any Title Objections which it does elect or attempt to cure. Seller agrees, within five (5) business days of its receipt of the Objection Notice, to notify Buyer of any Title Objections which Seller determines it is unwilling or unable to cure. In the event that Seller has indicated its unwillingness or inability to cure a Title Objection or, in the alternative, if Seller does not give such a notice of its inability or unwillingness to cure such a defect and all Title Objections are not cured by the Closing Date, Buyer’s exclusive rights under this Agreement shall be either:
(i)
to waive any such uncured Title Objections, close the Transaction without reduction in the Purchase Price and accept such title as Seller is able to convey, and by such waiver and acceptance Buyer shall be deemed to have waived any and all claims and/or causes of action against Seller for damages or any other remedies for any and all defects in and/or exceptions to the title to the Property; or

(ii)
to terminate this Agreement by notifying Seller and the Title Company in writing, in which event the Earnest Money Deposit shall be returned to Buyer, Seller shall bear the cost of all title work, including the Survey, procured in connection with this Agreement and thereafter Seller and Buyer shall have no further rights or obligations hereunder.

Article 4 — Seller’s and Golsen’s Representations and Agreements; Inspection Period
4.1 Representations, Warranties and Agreements by Seller and Golsen. Seller and Golsen, as applicable, hereby represent and warrant to Buyer, and agree with Buyer, as follows:
4.1.1 No Tenants. Seller represents, warrants and agrees that on the Effective Date and on the Closing Date, there are and will be no tenants of the Property, or any portion thereof, and no other parties in possession of any portion of the Property claiming under Seller.
4.1.2 No Pending Condemnation Other Than Related to Taking Parcels. Seller represents, warrants and agrees that on the Effective Date and on the Closing Date, other than the proposed taking of the Taking Parcels, there are no pending any eminent domain proceedings or special assessments of any nature with respect to the Property or any part thereof. Other than the proposed taking of the Taking Parcels, Seller has not received any notices of any eminent domain proceedings or special assessments being contemplated with respect to the Property or any part thereof, and Seller does not have any knowledge of any such other actions being contemplated. Neither Seller, nor any of its predecessors in interest going back to Newco XXV Inc. (herein “Newco”), has made any binding commitment to the Oklahoma Department of Transportation, the State of Oklahoma, or any other person, entity, or governmental subdivision, or their agents, to convey any of the Taking Parcels in lieu of condemnation or to accept any compensation for any such conveyance in lieu of condemnation.

4.1.3 Seller Authority. Seller represents, warrants and agrees that Seller has full power, authority and legal right to execute and deliver this Agreement and to perform and observe the covenants and agreements contained herein.
4.1.4 No Payments to Golsen or to LSB Industries, Inc. Seller and Golsen agree that no portion of the Purchase Price shall be used, directly or indirectly, to repay any indebtedness (a) owing to Golsen, or (b) owing from Landmark to any limited liability company of which Golsen is or was a member (as applicable, a “Golsen Obligee”). If any portion of the Purchase Price is used in violation of this Section, Golsen agrees that any such amount (the “Mandatory Refund Amount”) shall become a personal obligation of Golsen to Seller. Immediately upon receipt by Golsen or the Golsen Obligee of the Mandatory Refund Amount, the Mandatory Refund Amount shall be immediately due and payable to Seller with interest on the unpaid principal balance at a rate which is equal to the “Prime Rate” as quoted in the then most recently published issue of The Wall Street Journal, plus Two Percent (2%). Seller agrees that the Purchase Price shall be deemed reduced by the principal of the Mandatory Refund Amount.
4.1.5 Continuing Representations. Seller’s and Golsen’s foregoing representations, warranties and agreements shall be deemed continuing and, unless written notice to the contrary is given to Buyer on or before the Closing, the same shall be true and correct on and as of the Closing with the same force and effect as if made at that time. Golsen’s and Seller’s agreements contained in Section 4.1.4 above shall survive the Closing.
4.2 Inspection Period. Buyer shall have thirty (30) days from the Effective Date (“Inspection Period”) to ascertain, in Buyer’s sole and exclusive discretion, whether the Property is suitable for Buyer’s intended development, use, and/or investment objectives. Buyer, at Buyer’s sole expense, may study and investigate the Property in any reasonable way to enable Buyer to determine the suitability of the Property for its purposes. Such study and investigation may include but not be limited to, conducting a Phase I environmental study (the “Phase I”) on the Property. Seller hereby grants to Buyer, Buyer’s contractors, licensees, agents, servants, employees, officers, and directors all licenses and permissions necessary to conduct the Phase I for the term of the Inspection Period, subject only to Buyer’s obligation to restore and repair any damage caused by any physical investigations, inspections, testing, sampling, or other entry onto the Property. Without limiting the ability of Buyer and its representatives to inspect the Property, Buyer shall specifically be allowed to perform inspections of the Property (“Environmental Inspections”) for the presence of PCB emissions, hazardous wastes, asbestos, ACMs, and other hazardous or toxic materials.
4.3 Inspection.
4.3.1 Inspection of Premises. As part of its evaluation during the Inspection Period, Buyer and its representatives may, at all reasonable times during normal business hours, enter upon the Property to conduct reasonable soil tests and other appropriate on-site evaluations to ascertain whether the Property is suitable to meet Buyer’s objectives. Buyer shall bear the cost of all such inspections or tests.

4.3.2 Inspection of Documents. Within five (5) days after the full execution of this Agreement, Seller shall deliver to Buyer the following documents (herein “Property Documents”):
(i) Copies of all service, maintenance, management or other contracts, if any, relating to the ownership of the Property as to which Seller or its agent;
(ii) Copies of any soil, engineering or environmental studies, audits, reports or surveys relating to the Property;
(iii) Such information as Buyer may reasonably request and as may be reasonably available to Seller concerning maintenance and repair expenses relating to the Property for the preceding three (3) years; and
(iv) Copies of all correspondence in the possession or control of Seller or Newco relating to the proposed condemnation of the Taking Parcels or conveyance in lieu thereof.
All of the Property Documents are confidential and shall not be distributed or disclosed by Buyer to any person or entity not associated with Buyer. If the transaction fails to close for any reason whatsoever, Buyer shall return to Seller all of the Property Documents which Seller has delivered to Buyer.
4.4 Indemnity. Buyer agrees to indemnify and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities, and expenses (including reasonable attorneys’ fees) arising from any act, omission, or negligence of Buyer or Buyer’s contractors, licensees, agents, servants, employees, officers, and directors, or arising from any accident, injury, or damage whatsoever occurring on or about the Property or any part thereof, by reason of Buyer’s conducting the soil tests, and engineering work and other evaluation herein described, including but not limited to the Phase I, and shall restore the Property to its present condition. Buyer’s obligations under this Section 4.4 shall survive the termination of this Agreement and shall survive the Closing.
4.5 Termination. If Buyer determines that the Property is not suitable for Buyer’s purposes, as determined in Buyer’s absolute discretion, then Buyer shall deliver written notice thereof to Seller no later than the date of expiration of the Inspection Period. If the termination notice is timely given, then this Agreement shall terminate except for matters that expressly survive termination of this Agreement, the parties hereto shall be released from any further obligations hereunder, and the Earnest Money shall promptly be returned to Buyer. If Buyer does not timely give notice, then this Agreement shall continue in full force and effect, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.5.
4.6 Operation, Maintenance and Proposed Taking Negotiations Prior to Closing. From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall:
(i) operate, maintain and repair the Property, or cause the Property to be operated, maintained and repaired, diligently and in the ordinary course of business and in the same manner as the Property is being operated, maintained and repaired during the Inspection Period;
(ii) not, without the prior written consent of Buyer, enter into any written or oral service contracts or other agreements with respect to the Property that will not be fully performed by Seller on or before the Closing Date, or that will not be cancelable by Buyer at any time and without liability, premium or other cost on or after the Closing Date;
(iii) advise Buyer promptly of any litigation, arbitration, additional condemnation, or administrative (including, without limitation, zoning, variance, code enforcement and regulatory) proceedings before any officer, court, board, governmental body or agency which concerns or affects the Property and of which Seller receives actual notice after the date hereof (e.g. a proposed change in the zoning classification of any property within 300 feet of the Land, the filing of a statutory lien against the Property, etc.); and

(iv) advise Buyer promptly of any future communications (oral, telephonic, written or electronic) made to or by Seller, or its affiliates, relating to the condemnation of the Taking Parcels or conveyance in lieu thereof, and not enter into any binding agreements regarding the compensation for such takings without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion.
Article 5 — Environmental Condition of the Property
5.1 Environmental Condition of the Property. Seller represents and warrants to Buyer that it has no current actual knowledge of any Environmental Conditions affecting the Property or any violations of Environmental Law with respect to the Property, nor does Seller have any current actual knowledge of any regulatory actions taken with respect to the Property regarding an actual or alleged Environmental Condition. Further, Seller represents that it has received no written notice of, and has no other current actual knowledge of, any pending or threatened claims or other restrictions of any nature related to any Environmental Condition or arising under Environmental Law with respect to the Property.
For purposes of Section 5.1, the following terms have the following meanings:
“Environmental Condition” means (i) the existence of any Hazardous Material in, or the Release of any Hazardous Material to, soil or groundwater at, on, or underlying the Property; (ii) the existence of any Hazardous Material in, or Release of any Hazardous Material to, soil or groundwater at, on or underlying other properties which is emanating from the Property; or (iii) the presence of any Hazardous Material on the Property.
“Environmental Law” means any applicable federal, state or local statute, ordinance, rule, regulation, guidance document, requirement, code, resolution, order, or decree (including consent decrees and administrative orders) as now in effect or hereafter amended which regulates the use, generation, handling, storage, treatment, transportation, decontamination, clean-up, removal, encapsulation, enclosure, abatement or disposal of any Hazardous Material and those which regulate the protection of environmentally sensitive areas.
“Hazardous Material” means any substance that poses a threat to, or is regulated to protect, human health, safety, public welfare, or the environment, including without limitation: (a) any “hazardous substance,” “pollutant” or “contaminant,” and any “ petroleum” or “natural gas liquids” as those terms are defined or used under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601) (“CERCLA”), (b) “solid waste” as defined by the federal Solid Waste Disposal Act [42 U.S.C. § 6901 et seq] (c) asbestos or a material containing asbestos,(f) any material that contains lead or lead based paint, (d) polychlorinated biphenyls, (h) any radioactive material; (i) urea formaldehyde, (j) putrescible materials, (k) infectious materials, (l) toxic microorganisms, including mold, or (l) any substance the presence or Release of which requires reporting, investigation or remediation under any Environmental Laws.
“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, or disposing.

5.2 Reports and Tests. Seller represents and warrants to Buyer that it has delivered, or shall deliver in accordance with Section 4.3.2, to Buyer true and complete copies of all reports, studies, analyses, tests or monitoring that constitute all documents possessed by Seller that pertain to (i) Hazardous Materials on, in, under or about the Property, (ii) the Environmental Condition of the Property or (iii) compliance of the Property with Environmental Laws.
Article 6 — Closing
6.1 Closing. If this Agreement has not been terminated, the closing of the transaction contemplated herein shall be held within thirty (30) days from the expiration of the Inspection Period (the “Closing”). The Closing shall be effected through an escrow to be opened by the parties with the escrow department of the Title Company, and the actual date on which the Closing is consummated is called the “Closing Date.” After the expiration of the Inspection Period, Buyer may, at its option, extend the Closing Date by two (2) additional periods of not more than fifteen (15) days provided Buyer has timely paid the First Additional Earnest Money Deposit, and if applicable, the Second Additional Earnest Money Deposit. The following procedure shall be followed by the parties in connection with the Closing:
6.1.1 Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:
(i) General Warranty Deed. A General Warranty Deed (the “Deed”), in the form attached hereto as Exhibit B, conveying to Buyer the Real Property, subject only to the Permitted Exceptions.
(ii) FIRPTA Affidavit. An affidavit in form and substance satisfactory to Buyer stating that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code and implementing regulations.
(iii) Proof of Authority. Such evidence as to the authority of Seller to enter into this Agreement and to discharge the obligations of Seller pursuant hereto as Buyer or the Title Company shall reasonably require.
(iv) Proforma Title Policy; Marked Title Commitment. A proforma copy of the Title Policy or original of the Title Commitment, marked and executed by the agent of the Title Insurer, unconditionally obligating the Title Insurer to deliver to Buyer the Title Policy insuring Buyer as the owner of the marketable fee simple title to the Land and Site Improvements and the holder of the dominant estate in and to the Appurtenances, if any, subject only to the Permitted Exceptions.
(v) Proration Amounts. Such payments to Buyer (or credits against the Purchase Price) as may be required to effect the prorations required by this Agreement.
(vi) Additional Documents. Such additional documents, including lien and possession affidavits, as may be reasonably requested by Buyer or the Title Company to consummate the Transaction.
6.1.2 Buyer. At Closing, Buyer shall deliver or cause to be delivered to Seller the following:
(i) Purchase Price. The Purchase Price, subject to adjustments and prorations as provided in this Agreement, in immediately available United States funds.
(ii) Proof of Authority. Such evidence as to the authority of Buyer to enter into this Agreement and to discharge the obligations of Buyer pursuant hereto as Seller or the Title Company shall reasonably require.

(iii) Additional Documents. Such additional documents as may be reasonably requested by Seller or the Title Company to consummate the Transaction.
(iv) Possession. Possession of the Property will be given to Buyer on the Closing Date, free from all parties claiming a right to possession or having claims against the Property or pursuant to contractual rights approved or agreed to be assumed by Buyer in writing.
Article 7 — Taxes, Prorations, and Brokerage
7.1 Costs and Prorations. Seller shall pay the following Closing costs: Seller’s attorney’s fees, the cost to extend, certify and examine the abstract of title to the Land and Appurtenances through the Closing Date, the cost of the Survey, the cost to cure any Title Objections, all transfer taxes, including the documentary stamp tax payable in connection with the recording of the Deed, one-half (1/2) of the cost of obtaining the Title Policy, one-half (1/2) of the Closing fee charged by the Title Company, and any other costs of Seller specified elsewhere in this Agreement. Buyer shall pay the following Closing costs: one-half (1/2) of the cost of obtaining the Title Policy, Buyer’s attorney’s fees, the cost to record the Deed, one-half (1/2) of the Closing fee charged by the Title Company, any costs associated with Buyer’s financing of the acquisition of the Property, and any other costs of Buyer specified elsewhere in this Agreement. Any Closing costs not specifically allocated above or elsewhere in this Agreement shall be allocated in accordance with usual and customary practice in the locality of the Property, provided, if no usual or customary practice exists, such other costs will be borne equally by the parties.
7.2 Prorations. The income and expenses of the Property will be prorated as of the Closing Date and the Purchase Price will be adjusted on the following basis:
(i) Accounts Payable. All sums due for accounts payable by Seller which were owing or incurred by the Property prior to the Closing Date will be paid by Seller. Buyer will furnish to Seller any bills for such period received after the Closing Date for payment, and Buyer will have no further obligation with respect thereto. All accounts payable by the owner of the Property incurred on and after the Closing Date will be paid by Buyer.
(ii) Taxes. All real and personal property ad valorem taxes assessed against Seller and the Property for all years preceding the year in which Closing occurs, and any matured and unmatured installments of special assessments with respect to the Property, shall be paid by Seller. The real and personal property taxes for the year in which Closing occurs shall be prorated on a calendar year and per diem basis as of the Closing Date, and Seller agrees to accept as a credit against the Purchase Price the portion attributable to the period prior to the Closing Date. Buyer agrees to pay all real and personal property taxes for the year in which Closing occurs and subsequent years.
(iii) Method of Proration. In the event that the apportionments hereinabove provided for result in a credit balance to the Buyer, such sum shall be applied against the Purchase Price at the Closing. In the event the apportionments hereinabove provided result in a credit balance to the Seller, such credit balance shall be added to the Purchase Price payable at Closing.

7.3 Brokerage. Neither of the parties to this Agreement has a contract with a broker, and no brokerage fees will be paid in connection with the sale and purchase pursuant to this Agreement.
7.4 Attorneys’ Fees. Except as expressly otherwise provided in this Agreement, each party shall pay the fees of its attorneys and any other professionals who advised it in connection with the negotiation, execution, investigations, and closing of the transaction contemplated by this Agreement. If any legal action is instituted between Seller, Buyer, or escrow holder in connection with this Agreement, the Property or the Earnest Money, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses, including court costs and reasonable attorneys’ fees.
Article 8 — Risk of Loss
8.1 Eminent Domain. In the event all or any portion of the Property, or any access to the Property, or any interest in the Property (in addition to the Taking Parcels) is taken or is threatened to be taken by eminent domain (whether or not an eminent domain proceeding is actually commenced) prior to Closing, Seller shall immediately notify Buyer in writing (the “Eminent Domain Notice”) which shall include a description in reasonable detail of the property or interest therein to be taken and Seller’s good faith estimate of the cost to repair or restore any damage to or loss of the Property which would be occasioned by the taking. In such event Buyer may, at its sole election, terminate this Agreement by giving written notice of such election to Seller and the Title Company not later than the earlier of (i) the last business day prior to scheduled Closing Date, provided, however, in no event shall Buyer be required to give notice of such election sooner than five (5) business days after receipt of the Eminent Domain Notice, and the Closing shall be adjourned, if necessary, to accommodate such period, or (ii) the fifteenth (15th) calendar day after Buyer’s receipt of the Eminent Domain Notice. If Buyer so elects to terminate this Agreement, the Earnest Money Deposit shall be returned to Buyer and neither party shall have any further rights or obligations under this Agreement. Buyer’s failure to give timely notice to terminate this Agreement as provided above shall be deemed to be an election to proceed to close the Transaction in accordance with the terms of this Agreement. In such latter event, Buyer shall be entitled to participate in the taking proceeding or the negotiations regarding the taking award, and Seller shall assign to Buyer at Closing Seller’s right, title and interest in any taking award which remains unpaid to Seller in connection with such taking. Further in such event, Buyer shall receive as a credit against the Purchase Price the amount of any taking award previously paid to Seller in connection with the taking and not used in the repair or restoration of the Property prior to Closing. As used herein a “taking” shall be deemed to include a voluntary conveyance in lieu of a taking by eminent domain. The parties acknowledge and agree that Buyer has already received notice of the proposed taking of the Taking Parcels and therefore no additional Eminent Domain Notice is required with respect to those takings. Notwithstanding the foregoing, Seller shall be obligated to comply with Section 4.1.2 and Section 4.6(iv) above. Further, Buyer shall not be deemed to have waived its right to terminate this Agreement pursuant to Section 4.5 above if it determines the effect of the proposed taking of the Taking Parcels materially adversely affects the Property or for any other reason as provided in said Section 4.5.

Article 9 — Put Options
9.1 Put Options. As used in this Article 9 the term “Put Option Property” will mean the Land, Appurtenances, and any Site Improvements existing at the date a Put Option hereunder is exercised, but less and except any Taking Parcels that have been taken by eminent domain or conveyance in lieu thereof as of the date the applicable Put Option(s) is(are) exercised. Landmark hereby grants to Buyer a put option (“Put Option One”) to sell to Landmark the Put Option Property existing at the time Put Option One is exercised (the “Put Option One Exercise Date”). Barton hereby grants to Buyer a put option (“Put Option Two”) to sell to Barton the Put Option Property existing at the time Put Option Two is exercised (the “Put Option Two Exercise Date”). Put Option Two shall be binding on Barton, his heirs, devisees, legatees, successors, and assigns. Put Option One and Put Option Two (herein sometimes collectively called the “Put Options” or individually a “Put Option”) are only exercisable after the fifth (5th) anniversary of the date the Deed is recorded and on or before the sixth (6th) anniversary of the date the Deed is recorded (“Put Option Term”). Buyer may elect to exercise one or both Put Options. If Buyer elects to exercise both Put Options concurrently, the Put Options shall be deemed joint and several obligations of Landmark and Barton. Buyer may collect the Put Option Purchase Price from Landmark and/or Barton and convey the Put Option Property to Landmark and Barton as tenants in common. Notwithstanding the foregoing, Landmark and Barton may agree among themselves which will acquire the Put Option Property, or in what divided or undivided interests they will acquire the Put Option Property, and how the obligation to pay the Put Option Purchase Price will be allocated among them. Buyer agrees to cooperate with such internal agreements but only if the Put Option Property is timely acquired for the total Put Option Purchase Price.
9.2 Exercising Put Option(s). Buyer may exercise the Put Options during the Put Option Term by sending written notice of Buyer’s election to exercise the Put Option(s) (the “Put Option Exercise Notice(s)”).
9.3 Put Option Purchase Price. The purchase price for the Put Option Property (the “Put Option Purchase Price”) shall be shall be equal to the Purchase Price together with interest thereon from the Closing Date (of Buyer’s acquisition of the Property) until the Put Option Exercise Date at the annual rate of Ten Percent (10%) per year, not compounded, but less the net award or compensation received by Buyer for the condemnation, or conveyance in lieu of condemnation, of the Taking Parcels applied as of the date Buyer receives such award or compensation in immediately available funds, all determined as of the Put Option Exercise Date. In other words, the Put Option Purchase Price will be determined as if Buyer had loaned Landmark and Barton the Purchase Price on the date of Closing and Landmark and/or Barton are jointly and severally obligated to repay the same, with annual interest at Ten Percent (10%), not compounded, on the applicable Put Option Exercise Date, but considering that such hypothetical loan was partially prepaid by any funds received by Buyer in respect of the taking of the Taking Parcels, applied first to accrued unpaid interest and the balance to the principal. The intent of this Article 9 is for Landmark and Barton to jointly and severally guarantee Buyer a Ten Percent (10%) return on its investment in the Property (less closing costs to consummate the Put Option)s)) over a period ending on the Put Option Exercise Date, but with such guarantee to expire if not exercised, on the sixth (6th) anniversary of the date the Deed is recorded.
9.4 Other Terms of Sale Pursuant to Put Option. The purchase and sale of the Put Option Property shall be consummated within thirty (30) days after the giving of the Put Option Exercise Notice(s). Landmark and Barton agree to accept title to the Put Option Property pursuant to a special warranty deed from Buyer (i.e. subject to the same title exceptions as contained in the Deed and further subject to the any easements or other encumbrances created by the taking of the Taking Parcels). Landmark and Barton further agree to accept the Put Option Property in its current physical condition, and if applicable, subject to such additional physical matters arising after the Closing Date provided such additional matters do not materially adversely affect the value of the Put Option Property. The closing costs relating to the consummation of the Put Option(s) and the allocation thereof among the Buyer (as seller), and Landmark and Barton (as buyers) shall be the same as set forth in Section 7.1; provided, however, Buyer shall not be obligated to furnish a survey of the Put Option Property. The income and expenses of the Put Option Property will be prorated as of the closing date of the consummation of the Put Option and the Put Option Purchase Price will be adjusted on the same basis as set forth in Section 7.2 above.

9.5 Golsen Subordination. Golsen has represented that he has loaned $1,076,770.83 to Barton (the “Golsen Loan”) pursuant to a promissory note dated March 2, 2011. Golsen has agreed to subordinate his right to be repaid the Golsen Loan to Buyer’s prior right to be paid all sums that may become due and owing pursuant to the exercise of the Put Options. Therefore, Golsen agrees the Golsen Loan shall at all times be subordinate and inferior in right of payment to Buyer’s right to be paid any amount becoming due under the Put Options. In furtherance of Golsen’s subordination agreement set forth above, Golsen and Barton further agrees as follows:
(i) During the Put Option Term and any period thereafter if a Put Option has been exercised and not full performed by Landmark and/or Barton:
(a) Golsen will not ask, demand, sue for, take or receive from Barton (or from any assumptor or guarantor of the Golsen Loan, any nominee of any thereof, or otherwise), by set-off or in any other manner, or retain, any payment or distribution on account of the Golsen Loan (whether principal, interest or otherwise), nor will Golsen ask, demand or receive any security for all or any part of the Golsen Loan;
(b) Golsen hereby directs Barton not to make, and Barton hereby agrees not to make, any payments on the Golsen Loan until the earlier satisfaction or expiration of all Put Option obligations by Landmark and/or Barton;
(c) Golsen will not declare all or any part of the Golsen Loan owing to Golsen due and payable by reason of any default or any other reason, or commence, or join with any other creditor in commencing, any proceeding against the Barton under any bankruptcy, reorganization, readjustment of debt, suspension of payments, receivership, liquidation or insolvency law or statute now or hereafter in effect (“Proceedings”);
(d) if the Barton makes an assignment for the benefit of creditors or any Proceedings are commenced by or against Barton, then and in any such event and at any time thereafter, Golsen will, upon the written request of Buyer, (1) duly and promptly take such action as may be required by Buyer to collect the Golsen Loan for the account of Buyer (to be held by Buyer as security for the performance of the Put Option obligations and without allowance of interest thereon) and/or to file appropriate proofs of claim in respect of the Golsen Loan; (2) authorize and empower (and Golsen hereby authorizes and empowers) Buyer to vote the full amount of the Golsen Loan in any Proceeding affecting Barton and in any meeting of creditors of Barton, and (3) duly and promptly execute and deliver to Buyer or its representatives on demand such powers of attorney, proofs of claim and other instruments as may be requested by Buyer or its representatives in order to enable Buyer to (A) enforce any and all claims upon or with respect to the Golsen Loan; (B) collect and receive any and all such payments or distributions which may be payable or deliverable at any time upon or with respect to the Golsen Loan, and (C) vote the full amount of the Golsen Loan in any Proceeding or meeting referred to in the immediately preceding clause (2); and

(e) upon any distribution of the assets of Barton in connection with any dissolution, winding up, liquidation or reorganization of Barton (whether in connection with Proceedings, an assignment for the benefit of creditors, any other marshalling of the assets and liabilities of Barton or otherwise), Buyer shall first be entitled to receive payment in full of amount of any Put Option that has been exercised or otherwise the amount of any Put Option that that could be exercised on the last day of the Put Option Term (as applicable, the “Superior Indebtedness”), before Golsen shall be entitled to receive any payment in respect of the Golsen Loan, and any payment or distribution of assets of Barton to which Golsen would be entitled but for the provisions of this Agreement shall be made directly to Buyer to the extent necessary to pay the Superior Indebtedness, without regard to whether such Superior Indebtedness is then due or remains contingent only. Upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of Barton of any kind or character, whether in cash, property or securities, to which Golsen would be entitled except for the provisions of this Agreement (including any such payment or distribution which may be payable or deliverable by virtue of the provisions of securities which are subordinated as junior in right of payment to the Golsen Loan) shall be made by the liquidating trustee, agent or other person making such payment or distribution (whether a trustee in bankruptcy, a receiver, a liquidating trustee or otherwise)(a “Paying Party”), or if received by Golsen, by Golsen, directly to Buyer, to the extent necessary to pay in full the Superior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to Buyer. Golsen hereby authorizes and directs each Paying Party to pay over to Buyer, upon demand by Buyer, all such payments or distributions without the necessity of any inquiry as to the status or balance of the Superior Indebtedness, and without further notice to or consent of Golsen. Golsen hereby irrevocably authorizes and empowers Buyer to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor, to execute, sign, endorse, transfer and deliver any and all receipts and instruments, and to file claims and take such other proceedings, all in the name of Golsen, or otherwise, as Buyer may deem necessary or advisable for the enforcement of this Agreement, but Buyer has no obligation to do so. In furtherance of the foregoing, but not by way of limitation thereof, in the event that Barton is subject to any Proceeding, with the result that Barton is excused from meeting its obligations to pay all or part of the interest otherwise accruing under the Superior Indebtedness during the period subsequent to the commencement of any such proceeding, Golsen agrees that all or such part of such interest, as the case may be, shall be payable out of, and to that extent diminish and be at the expense of, reorganization dividends or distributions in respect of such Golsen Loan. Buyer agrees to hold any Superior Indebtedness received before the exercise of any Put Option as security for any later obligation by Landmark and/or Barton to perform a Put Option later exercised. If the Put Option Period expires without a Put Option having been exercised, Buyer agrees promptly to pay any monies so held directly to Golsen.
9.6 Obligations Survive Closing. The rights and obligations of the parties under this Article 9 shall survive the Closing,
Article 10 — First Right to Purchase
10.1 Recitals; Terminology. Seller has requested that it be given the first right to purchase (herein the “First Right to Purchase”) the entire Property, or any portion thereof which comprises at least thirty (30) contiguous acres and which abuts the real property more particularly described on Exhibit C attached as a part hereof (the “Holliman Land”), as applicable, the “First Offer Parcel.” The Holliman Land is owned by Claudia Holliman, a married person (“Holliman”). Seller has requested that the First Right to Purchase be assignable to Holliman. Buyer is willing to grant Seller such First Right to Purchase on the terms and conditions stated in this Article 10. Buyer is also willing to allow the First Right to Purchase to be assignable to Holliman, but only if Buyer is given prior written notice of such assignment and only so long as Holliman or an entity controlled by Holliman is the beneficial owner of all of the Holliman Land. The First Right to Purchase shall not be further assignable by Holliman (except to an entity owned or controlled by Holliman) and shall not be transferable upon the death of Holliman. The First Right to Purchase shall expire (a) upon any attempted assignment to a person or entity that is not owned or controlled by Holliman, (b) upon the First Right to Purchase Expiration Date, as hereinafter defined, or (c) upon the earlier death of Holliman. If the First Right to Purchase is assigned to Holliman and Holliman transfers the Holliman Land to a trust or other entity owned or controlled by Holliman, Buyer may, as a condition of giving the Offer Notice, as defined below, require Holliman to provide evidence satisfactory to Buyer that Holliman owns or controls the transferee of the Holliman Land. As used herein, the term “control” shall mean (i) the ownership of a majority of the voting or economic and beneficial interests in an entity, or (ii) the possession of the power, without the joinder or consent of any other person, to direct or cause the direction of the management policies of an entity, whether through ownership of voting securities, by contract, or otherwise. For purposes of this Article 10, the term “Holliman” shall be deemed to include any entity owned or controlled by Claudia Holliman. Seller or Holliman, as holder of the First Right to Purchase, will herein sometimes be called the “Holder.”

10.2 Grant of First Right To Purchase. If Buyer determines to sell a First Offer Parcel (excluding a sale pursuant to the exercise of a Put Option as provided in Article 9 above, for which the Holder waives the First Right to Purchase), Buyer shall first give the Holder written notice (the “Offer Notice”) setting forth the legal description of the First Offer Parcel, including a survey of the First Offer Parcel, and stating a sales price pursuant to which Buyer would be willing to sell the First Offer Parcel (the “Offer Terms”) The Offer Terms shall be deemed to include the same sharing of closing costs and prorations as are set forth herein for the sale of the Property from Seller to Buyer. The Holder shall have ten (10) business days within which to give Buyer written notice (the “Offer Acceptance”) accepting the Offer Notice and agreeing to purchase the First Offer Parcel on the Offer Terms. If the Holder gives an Offer Acceptance the parties shall diligently and in good faith negotiate and execute a definitive purchase and sale agreement and close the sale of the First Offer Parcel within thirty (30) days of the date Buyer receives the Offer Acceptance. If the parties are unable to consummate timely the sale of the First Offer Parcel or if the Holder fails or refuses to give Buyer the Offer Acceptance timely, then Holliman’s First Right to Purchase shall lapse, and Buyer shall thereafter be free to sell the First Offer Parcel or any portion thereof to a third party.
10.3 Expiration; No Recording. The First Right to Purchase shall expire on the tenth (10th) anniversary of the date of recording of the Deed (the “First Right to Purchase Expiration Date”) unless the Holder has previously exercised the First Right to Purchase and the acquisition is pending, without default by the Holder, on the First Right to Purchase Expiration Date. Neither this Agreement nor a memorandum of the terms of this Article shall be recorded in the real property records of the County Clerk of Oklahoma County. Notwithstanding the foregoing, upon request by Buyer, the Holder shall execute a written release in recordable form releasing its rights in the Property if the First Right to Purchase has expired or failed to close timely through no fault of Buyer.
Article 11 — Default and Remedies
In the event a default occurs in the performance of any party’s obligations hereunder, the non-defaulting party(ies) shall, as a condition of exercising its(their) remedies hereunder, provide written notice of such default to the defaulting party. The defaulting party shall thereafter have five (5) business days, commencing the day notice is deemed received, in which to remedy such default. If Seller defaults hereunder with respect to its obligation to sell the Property and fails to timely cure such default, or if Seller wrongfully refuses to close the sale of the Property under the terms of this Agreement, Buyer shall be entitled to the remedies under Oklahoma law at the time of the breach, including, without limitation, specific performance and injunctive relief (prohibitive and mandatory) and the right to recover as an element of its damages all costs and expenses, including, without limitation, those incurred in connection with the negotiation and drafting of this Agreement and the preparation for the Closing, as well as its court costs and the reasonable fees and expenses of its attorneys and expert witnesses, including such fees, costs, and expenses incurred in connection with appellate proceedings. If Buyer defaults hereunder and fails to timely cure such default or if Buyer wrongfully refuses to close the purchase of the Property under the terms of this Agreement, Seller shall be entitled, as its sole remedy, to the Earnest Money Deposit, which Seller shall be entitled to retain in full satisfaction of any liability of Buyer hereunder. In the event of a dispute between Buyer and Seller relating to the Earnest Money Deposit, the prevailing party shall have the right to recover all of its expenses and costs incurred by reason of the dispute including, but not limited to, attorney’s fees, court costs, and costs of suit preparation. Neither party shall be entitled to consequential or punitive damages in connection with a breach hereof. If Landmark or Barton default under their obligations contained in Article 9, or if Buyer has to take action to collect a Mandatory Refund Amount from Golsen under Section 4.1.4, Buyer shall be entitled to the remedies under Oklahoma law at the time of the breach, including, without limitation, specific performance and injunctive relief (prohibitive and mandatory) and the right to recover as an element of its damages all costs and expenses, including, without limitation, its court costs and the reasonable fees and expenses of its attorneys and expert witnesses, including such fees, costs, and expenses incurred in connection with appellate proceedings.
Article 12 — Notices
12.1 Notices. Any notice, request, demand, instruction or other communication given to either party hereunder, except those required to be delivered at Closing, shall be in writing, and shall be deemed to be delivered (a) on receipt if by hand delivery or facsimile transmission and (b) whether actually received or not, upon deposit of both the original and the copy, as provided below, in a regularly maintained official depository of the United States mail located in the continental United States, and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Seller:	DPMG Inc.
2817 Crain Highway
P.O. Box 1880
Upper Marlboro, Maryland 20774
Attn: Mr. William W. Vaughan, III
Fax: (301) 374-3301

If to Buyer:	Prime Financial L.L.C.
16 South Pennsylvania Avenue
Oklahoma City, Oklahoma 73107
Attn: Mr. David M. Shear
Fax: (405) 236-1209

With a copy to:	Spradling, Kennedy & McPhail, L.L.P.
1601 NW Expressway, Suite 1750
Oklahoma City, Oklahoma 73118
Attn: Mr. T. Scott Spradling
Fax: (405) 418-2705

If to Landmark:	Landmark Land Company, Inc.
2817 Crain Highway
P.O. Box 1880
Upper Marlboro, Maryland 20774
Attn: Mr. William W. Vaughan, III
Fax: (301) 374-3301

If to Barton:	Mr. Gerald G. Barton
2817 Crain Highway
P.O. Box 1880
Upper Marlboro, Maryland 20774
Fax: (301) 374-3301

With a copy to:	Mr. William W. Vaughan, III
2817 Crain Highway
P.O. Box 1880
Upper Marlboro, Maryland 20774
Fax: (301) 374-3301

If to Golsen:	Mr. Jack Golsen
16 South Pennsylvania Avenue
Oklahoma City, Oklahoma 73107
Fax: (405) 236-1209
12.2 Changes. Any party may change its notice address and change or add to its “copy to” addressee under this Article 12, by giving notice of the change to the other parties in the manner provided herein for giving notice. For the purpose of changing the addresses or addressees only, unless and until such written notice is received, the last address and addressee stated herein shall be deemed to continue in effect for all purposes.
Article 13 — Miscellaneous
13.1 Entire Agreement. This Agreement and the exhibits attached hereto contain the entire agreement between the parties, and no promise, representation, warranty or covenant not included in this Agreement or any such referenced agreements has been or is relied upon by either party.
13.2 Amendment. No modification or amendment of the terms of this Agreement relating to the purchase and sale of the Property shall be of any force or effect unless made in writing and executed by both Buyer and Seller. No modification or amendment of the terms of this Agreement relating to the restrictions on use of the Purchase Price or to the Mandatory Refund Amount obligations shall be of any force or effect unless made in writing and executed by Buyer, Seller, and Golsen. No modification or amendment of the terms of this Agreement relating to the Put Options and Golsen’s subordination of his right to be paid the Golsen Loan shall be of any force or effect unless made in writing and executed by Buyer, Landmark, Barton and Golsen. No modification or amendment of the terms of this Agreement relating to the First Right to Purchase provisions shall be of any force or effect unless made in writing and executed by Buyer and Seller, or if Seller has previously assigned the First Right to Purchase to Holliman, then Holliman shall be a necessary party to any amendment to the provisions of this Agreement relating thereto.

13.3 Construction. If any litigation arises hereunder, it is specifically stipulated that this Agreement shall be interpreted and constructed according to the laws of the State of Oklahoma.
13.4 Venue. Venue for any legal action arising out of this Agreement shall be Oklahoma City, Oklahoma. Further, the prevailing party in any litigation between the parties is entitled to recover, as a part of its judgment, reasonable attorney’s fees and costs of suit.
13.5 Effective Date. All references in this Agreement to the “Effective Date” or similar references shall be deemed to refer to the date when all parties have executed this Agreement.
13.6 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of singular number shall be held to include the plural and vice versa, unless the context requires otherwise.
13.7 Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held to be invalid or unenforceable, such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provisions shall not be affected thereby.
13.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.
13.9 Survival. All warranties, representations and agreements contained herein or arising out of the sale of the Property by Seller to Buyer shall survive the Closing hereof, including, without limitation, (i) Seller’s restriction on use of the sales proceeds, (ii) Golsen’s obligation pay the Mandatory Refund Amount (if applicable), (iii) Buyer’s Put Options, (iv) Golsen’s subordination of the Golsen Loan to the Superior Indebtedness, and (v) Holliman’s First Right to Purchase.
13.10 Further Acts. In addition to the acts recited in this Agreement to be performed by Seller, Buyer, Landmark, Barton, Golsen and Holliman, respectively, the parties each agree to perform or cause to be performed at the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.
13.11 Exhibits. All exhibits described in this Agreement are by this reference fully incorporated herein and made a part hereof by reference for all purposes.
13.12 Binding Effect; Assignment. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors, and assigns, whenever the context so requires or admits. Either Buyer or Seller may assign its rights under this Agreement without the prior written consent of the other party, so long as the assignee assumes the obligations of the assignor, and the assignor is not released from responsibility for its obligations except by performance by its assignee. Landmark, Barton, Golsen, and Holliman may not assign their rights or obligations under this Agreement without the written consent of Buyer which may be withheld in Buyer’s discretion.

13.13 Confidentiality. Buyer and Seller acknowledge that the terms and conditions of this Agreement and the details of the ensuing negotiations will remain confidential between the parties to this Agreement and no proposals, drafts, or copies of the Agreement, or summaries of any kind will be distributed, copied, or otherwise transmitted orally or in writing, to any third party entity or person other than professional consultants or advisers involved in this transaction.
13.14 Exclusivity. So long as this Agreement is in effect, Seller shall take no action to market the Property or any part of it to any potential owner or user, and shall not accept any “back-up” contracts or conditional offers of any kind.
13.15 Foreign Person Notification. At the Closing, Seller shall deliver to Buyer and to the Title Company an affidavit(s) from Seller and any other parties required pursuant to Section 1445 of the Internal Revenue Code and/or regulations relating thereto stating, under the penalty of perjury (i) that Seller is not a foreign person, (ii) the U.S. Taxpayer identification number of Seller, and (iii) such other information as may be required by regulations enacted by the Department of Treasury, in connection with Section 1445 of the Internal Revenue Code. An executed counterpart of such affidavit will be furnished to the Buyer at Closing. If Seller is a Foreign Person, as defined by applicable law, or if Seller fails to deliver the above described affidavit, then Buyer or the Title Company shall withhold from the sales proceeds an amount sufficient to comply with applicable tax law and deliver the same to the Internal Revenue Service, together with appropriate tax forms.
IN WITNESS WHEREOF, the parties have executed this Agreement on the separate signature pages attached as a part hereof.
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[Signature page to Real Estate Purchase and Sale Agreement]

“Seller”:	DPMG INC., a Delaware corporation
	By:	/s/ Joe Olree
Name:
		Title:	Vice President

Date of Execution: May 26, 2011
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[Signature page to Real Estate Purchase and Sale Agreement]

“Buyer”:	PRIME FINANCIAL L.L.C., an Oklahoma limited liability company
	By:	/s/ David R. Goss
		Name:	David R. Goss
		Title:	Manager

Date of Execution: 3/26/11, 2011
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[Signature page to Real Estate Purchase and Sale Agreement]

“Landmark”:	LANDMARK LAND COMPANY, INC., a Delaware corporation
	By:	/s/ W. W. Vaughn
Name:
		Title:	President

Date of Execution: 5/26/11, 2011
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[Signature page to Real Estate Purchase and Sale Agreement]

“Barton”:	/s/ Gerald G. Barton
Gerald G. Barton, an individual

Date of Execution: 5/26/11, 2011
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[Signature page to Real Estate Purchase and Sale Agreement]

“Golsen”:	/s/ Jack E. Golsen
Jack E. Golsen, an individual

Date of Execution: May 26, 2011
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Schedule of Exhibits:
Exhibit A Legal Description of the Land

Exhibit B Form of General Warranty Deed

Exhibit C Legal Description of the Holliman Land

EXHIBIT A
Legal Description of the Land
Lots ONE (1), TWO (2), and THREE (3), in Block FOURTEEN (14), of WILDEWOOD HILLS ADDITION, SECTION 3, to Oklahoma City, Oklahoma County, Oklahoma, according to the recorded plat thereof;
AND
A tract of land lying in the North Half of Section TEN (10), Township TWELVE (12) North, Range THREE (3) West of the Indian Meridian, City of Oklahoma City, Oklahoma County, Oklahoma, and being more particularly described as follows: BEGINNING at the Southeast corner of Lot ELEVEN (11), Block TWO (2), WILDEWOOD PROFESSIONAL PLAZA, an Addition to the City of Oklahoma City, as recorded in Book 39, of Plats, Page 68, Oklahoma County, Oklahoma; Thence South 88°52’52” East, along the Northerly right-of-way line of the access road for Interstate Highway 44, a distance of 196.33 feet; Thence North 80°01’10” East, along said Northerly right-of-way line, a distance of 392.46 feet; Thence North 60°21’08” East, along said Northerly right-of-way line, a distance of 239.65 feet; Thence North 74°06’23” East, along said Northerly right-of-way line, a distance of 90.34 feet; Thence North 00°05’45” East a distance of 585.04 feet; Thence North 89°57’52” East a distance of 659.60 feet; Thence North 00°07’18” East a distance of 619.92 feet; Thence North 89°55’17” West a distance of 10.00 feet; Thence North 00°07’37” West a distance of 67.90 feet to the Southeast corner of Lot ONE (1), Block NINETEEN (19), WILDEWOOD HILLS ADDITION, SECTION 4, to Oklahoma City, as recorded in Book 37, of Plats, Page 83; Thence North 89°55’17” West, along the Southerly line of Lots ONE (1), TWO (2), THREE (3), FOUR (4), FIVE (5), SIX (6), SEVEN (7), EIGHT (8) and NINE (9) of said Block NINETEEN (19), a distance of 707.23 feet; Thence North 42°40’17” West, along the Southwest line of Lot NINE (9), of said Block NINETEEN (19), a distance of 135.60 feet to the most Westerly corner of said Lot NINE (9), Block NINETEEN (19), said point also being the Easterly right-of-way line for Wildewood Drive as established by the plats of WILDEWOOD HILLS ADDITION, SECTION 4, SECTION 2 AND SECTION 3; Thence South 47°19’43” West, along said Easterly right-of-way line, a distance of 31.70 feet to the beginning of a tangent curve; Thence Southwesterly, along said Easterly right-of-way line, on a curve to the left having a radius of 609.93 feet (said curve subtended by a chord which bears South 39°42’13” West a distance of 161.86 feet) an arc distance of 162.34 feet to a point of tangency; Thence South 32°04’43” West, along said Easterly right-of-way line, a distance of 384.72 feet; Thence South 20°37’11” West, along said Easterly right-of-way line, a distance of 49.67 feet to a point of intersection with a non-tangent curve; Thence Southerly, along said Easterly right-of-way line, on a curve to the left having a radius of 403.48 feet (said curve subtended by a chord which bears South 13°54’43” West, a distance of 75.01 feet) an arc distance of 75.12 feet to a point of tangency; Thence South 08°34’43” West, along said Easterly right-of-way line, a distance of 8.34 feet; Thence North 81°25’17” West a distance of 50.00 feet to the Southeast corner of Lot ONE (1), Block FOURTEEN (14), WILDEWOOD HILLS ADDITION, SECTION 3, as recorded in Book 36 of Plats,
Exhibit A
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Page 96; thence South 88°48’03” West, along the South line of Lots ONE (1) through SEVEN (7), inclusive, Block FOURTEEN (14), of said Addition, a distance of 553.06 feet; Thence North 85°58’19” West, along the South line of Lots EIGHT (8), NINE (9), and TEN (10) of said Block FOURTEEN (14), a distance of 222.97 feet to the Southwest corner of Lot TEN (10) of said Block FOURTEEN (14), said point also being on the East line of Lot TWELVE (12) of said Block FOURTEEN (14); Thence South 00°01’57” East, along the East line of Lots TWELVE (12) and THIRTEEN (13) of said Block FOURTEEN (14), a distance of 145.00 feet to the Southeast corner of Lot THIRTEEN (13) of said Block FOURTEEN (14); Thence South 01°11’57” East a distance of 50.00 feet to a point on the South right-of-way line for Northeast 58th Street; Thence South 88°48’03” West, along said South right-of-way line, a distance of 116.36 feet to the beginning of a tangent curve; Thence Westerly, along said South right-of-way line, on a curve to the right having a radius of 73.99 feet (said curve subtended by a chord which bears North 81°55’34” West a distance of 23.85 feet) an arc distance of 23.95 feet to a point of intersection with a non-tangent line, said point being the Northeast corner of Lot TEN (10), Block THIRTEEN (13), WILDEWOOD HILLS ADDITION, SECTION 3; Thence South 31°55’09” West, along the Southeasterly line of said Lot TEN (10), a distance of 154.81 feet; Thence South 89°28’25” West, along the South line of said Lot TEN (10), a distance of 94.48 feet to the Southwest corner of said Lot TEN (10), said point being on the East line of Block SIX (6), WILDEWOOD HILLS ADDITION, BLOCKS 1-8 as recorded in Book 33 of Plats, Page 28; thence South 00°01’57” East, along the East line of Block SIX (6) and Block FIVE (5) of said Addition, a distance of 384.30 feet; Thence South 59°54’59” East, along the Northeasterly line of said Block FIVE (5), a distance of 201.14 feet to the Northeast corner of Lot FIVE (5), Block FIVE (5), WILDEWOOD HILLS ADDITION, BLOCKS 1-8, said point also being the Northwest corner of Lot THREE (3), Block TWO (2), WILDEWOOD PROFESSIONAL PLAZA; Thence South 79°48’04” East, along the North line of said Lot THREE (3), a distance of 76.95 feet to a point of intersection with a non-tangent curve, said point being the Northeast corner of said Lot THREE (3); Thence Northerly, Northeasterly and Easterly, on a curve to the right having a radius of 75.00 feet (said curve being subtended by a chord which bears North 49°30’00” East a distance of 95.01 feet) an arc distance of 102.89 feet to a point of tangency; Thence North 88°48’03” East a distance of 95.00 feet to the beginning of a tangent curve; Thence Easterly on a curve to the right having a radius of 435.20 feet (said curve subtended by a chord which bears South 87°00’59” East a distance of 63.49 feet) an arc distance of 63.54 feet to a point of tangency; Thence South 82°50’00” East, a distance of 98.64 feet to the beginning of a tangent curve; Thence Easterly, Southeasterly, and Southerly on a curve to the right having a radius of 75.00 feet ( said curve subtended by a chord which bears South 50°49’59” East a distance of 79.49 feet) an arc distance of 83.78 feet to a point of intersection with a non-tangent line, said point being the Northwest corner of Lot TEN (10), Block TWO (2), of said WILDEWOOD HILLS PROFESSIONAL PLAZA (the preceding five courses being along the Southerly line of Lots FOUR (4) thru NINE (9), inclusive, Block TWO (2), of said Addition; Thence North 71°10’01’ East along the North line of said Lot TEN (10), Block TWO (2), a distance of 140.11 feet to the Northeast corner of said Lot TEN (10); Thence South 01°11’57” East, along the East line of Lots TEN (10) and ELEVEN (11), of said Block TWO (2), a distance of 211.49 feet to the POINT OF BEGINNING; The aforedescribed tract includes all of Lots FOUR (4) through NINE (9), inclusive, in Block TWO (2) of WILDEWOOD PROFESSIONAL PLAZA, now vacated, and all of Lots ONE (1) through ELEVEN (11), inclusive, in Block FIFTEEN (15), and Lots FOURTEEN (14) through TWENTY-THREE (23), inclusive, in Block FOURTEEN (14), of WILDEWOOD HILLS ADDITION, SECTION 3, now vacated.
Exhibit A
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EXHIBIT B
Form of General Warranty Deed
After Recording Return To:
GENERAL WARRANTY DEED
KNOW ALL MEN BY THESE PRESENTS:
THAT DPMG INC., a Delaware corporation (“Grantor”), whose mailing address is 2817 Crain Highway, P.O. Box 1880, Upper Marlboro, Maryland 20774, Attention: Mr. William W. Vaughan, III, , in consideration of the sum of Ten and No/100 Dollars (U.S. $10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby grant, bargain, sell and convey unto PRIME FINANCIAL L.L.C., an Oklahoma limited liability company (“Grantee”), whose mailing address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, Attention: Mr. David M. Shear. the real property and premises situated in Oklahoma County, State of Oklahoma, more particularly described on Exhibit A attached as a part hereof (collectively, the “Land”), LESS AND EXCEPT all interests in and to all oil, gas, casinghead gas, and other gaseous or liquid hydrocarbons or substances produced therewith, coal, metallic ores, and other minerals and all rights pertaining thereto, including surface user rights, but together with (A) all easements, rights of way, privileges, appurtenances and other rights, if any, pertaining to the Land, (B) all right, title and interest of Grantor, if any, in and to any land lying in the bed of any street, road or avenue opened or proposed, public or private, in front of or adjoining the Land, and (C) all right, title and interest of Grantor in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Land by reason of change of grade of any street (collectively, the “Appurtenances”); and all buildings, structures, parking areas, landscaping and other improvements located on the Land (collectively, the “Improvements”). All of the foregoing property being conveyed hereby is hereinafter collectively called the “Real Property.”
Grantor warrants title to the Real Property to be free, clear, and discharged of and from all former grants, charges, taxes, judgments, mortgages and other liens and encumbrances of whatsoever nature, except for the matters described on Exhibit B attached as a part hereof (the “Permitted Title Exceptions”).
Exhibit B
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TO HAVE AND TO HOLD the Real Property unto the Grantee, its successors and assigns, forever.
IN WITNESS WHEREOF, Grantor has executed this instrument as of the  _____  day of  _____, 2011.

“Grantor”:	DPMG INC., a Delaware corporation
By:
Name:
		Title:	_________ President

STATE OF	)
) SS.
COUNTY OF	)
This instrument was acknowledged before me on  _____, 2011, by  _____, as  _____  President of DPMG INC., a Delaware corporation.

Notary Public
My Commission Expires:
My Commission Number:
[Seal]
Exhibit B
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EXHIBIT A
Legal Description of the Land
[Intentionally omitted]
Exhibit B
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EXHIBIT B
Permitted Title Exceptions
[Intentionally omitted]
Exhibit B
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EXHIBIT C
Legal Description of the Holliman Land
Part of the Northeast Quarter (NE/4) of Section Ten (10), Township Twelve (12) North, Range Three (3) West of the I.M., Oklahoma County, Oklahoma, and more particularly described as follows:
Commencing at the NW corner of said NE/4; thence South 00°12’30” West along the West line of said NE/4 a distance of 1646.40 feet to the point or place of beginning; thence South 00°12’30” West along the West line of said NE/4 a distance of 578.00 feet to a point on the North right of way line of Northeast Highway as shown in Book 575, Page 533, in the office of the District Court Clerk, and recorded in Book 2077, Page 195, in the office of the County Clerk of Oklahoma County, Oklahoma; thence North 74°23’50” East along said Northerly right of way line a distance of 309.03 feet; thence North 70°19’28” East along said Northerly right of way line a distance of 300.04 feet; thence North 67°27’37” East along said Northerly right of way line a distance of 87.31 feet to a point 660.00 feet East of the West line of said NE/4; thence North 00°12’30” East and parallel to and 660.00 feet East of the West line of said NE/4 a distance of 359.52 feet to a point 1646.40 feet South of the North line of said NE/4; thence North 89°55’28” West and parallel to and 1646.40 feet South of the North line of said NE/4 a distance of 660.00 feet to the point or place of beginning.
Exhibit C
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